AMENDMENT NO. 1 TO THE AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP OF
                         U.S. TIMBERLANDS COMPANY, L.P.

      This Amendment No. 1 is made as of the 6th day of May, 1998 by U.S. Timberlands Services Company, L.L.C., a Delaware limited liability company (the "General Partner").

                               W I T N E S S E T H

      WHEREAS, the General Partner proposes to amend Sections 8.3(a) and 8.3(b) of the Partnership Agreement to permit the General Partner to make annual and quarterly reports available to Unitholders by electronic means for the following reasons:

                  (i) making reports available electronically will eliminate the cost involved in printing and mailing annual and quarterly reports to the Unitholders; and

                  (ii) the substance of the information contained in annual and quarterly reports is already dated by the time it is otherwise required to be mailed and is available on a more timely basis through EDGAR and other Internet sites; and

                  (iii) such change, particularly with respect to quarterly reports, will conform to the distribution requirements of the Nasdaq Stock Market; and

      WHEREAS, Section 13.1 of the amended and restated agreement of limited partnership of U.S. Timberlands Company, L.P. (the "Partnership") (the "Partnership Agreement"; terms used herein and not otherwise defined having the meanings given to them in the Partnership Agreement), provides the procedure for amending the Partnership Agreement when such amendment is to be adopted solely by the General Partner; and

      WHEREAS, in addition to the benefits provided by such proposed amendment, the General Partner has determined in its discretion, in accordance with Section 13.1(d)(i) of the Partnership Agreement, that the proposed amendment "does not adversely affect the Limited Partners in any material respect";

      NOW THEREFORE, it is agreed as follows:

      1. The Partnership Agreement is hereby amended by deleting the words "mailed or furnished" in Sections 8.3(a) and 8.3(b) and substituting the following in lieu thereof:

                  "furnished or made available (including pursuant to electronic means)".

      2. Except as amended hereby, all provisions of the Partnership Agreement remain in full force and effect.


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      IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 to the Amended and Restated Partnership Agreement as of the date first written above.


GENERAL PARTNER:                       U.S. TIMBERLANDS SERVICES COMPANY, L.L.C.


                                       By: /s/ JOHN M. RUDEY
                                          ------------------------
                                          Name: John M. Rudey
                                          Title:Chairman


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